EXHIBIT 99.1

FOR IMMEDIATE RELEASE June 12, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 mrowland@chkenergy.com

CHESAPEAKE ENERGY CORPORATION INCREASES QUARTERLY

COMMON STOCK DIVIDEND BY 12.5% AND DECLARES

PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, JUNE 12, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.0675 per share quarterly dividend that will be paid on July 16, 2007 to common shareholders of record on July 2, 2007. Chesapeake has approximately 461 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	Cumulative Convertible Preferred Stock
	4.125%	5% (2005)	4.50%	5% (2005B)	6.25%
NYSE Symbol	N/A	N/A	CHK Pr D	N/A	CHK Pr E
Date of Issue	Mar. 30, 2004	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005	June 30, 2006
Registered CUSIP	165167875	165167859	165167842	165167826	165167818
144A CUSIP	165167883	165167867	N/A	165167834	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	3,062	4,600,000	3,450,000	5,750,000	2,300,000
Liquidation Preference per Share	$1,000	$100	$100	$100	$250
Record Date	Sept. 4, 2007	July 2, 2007	Sept. 4, 2007	Aug. 1, 2007	Sept. 4, 2007
Payment Date	Sept. 17, 2007	July 16, 2007	Sept. 17, 2007	Aug. 15, 2007	Sept. 17, 2007
Amount per Share	$10.3125	$1.25	$1.125	$1.25	$3.90625

Chesapeake Energy Corporation is the third-largest independent producer and sixth-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.